UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2005

AirTran Holdings, Inc.

(Exact name of registrant as specified in its charter)

State of Incorporation: Nevada

Commission file number: 1-15991	I.R.S. Employer Identification No: 58-2189551

9955 AirTran Boulevard, Orlando, Florida 32827

(Address of principal executive offices) (Zip Code)

(407) 251-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Agreement.

On September 14, 2005, the Compensation Committee of AirTran Holdings, Inc. voted to accelerate the vesting of unvested stock options awarded more than one year ago to employees and officers under its stock option plans that had exercise prices greater than the current price of the stock $10.68. The unvested options to purchase approximately 352,000 additional shares became exercisable as a result of the vesting acceleration. Typically stock options granted at AirTran vest equally over a three year period.

The purpose of the accelerated vesting is to permit AirTran Holdings to not recognize in its income statement compensation expense associated with out-of-the money options in future periods, upon adoption of FASB Statement No. 123R (Share-Based Payment) in January 2006. The charge to the income statement which would otherwise be recorded is estimated to be approximately $1M, net of tax, over the course of the original vesting period, of which approximately $800,000, net of tax, would occur in the first fiscal year following the adoption of FASB 123R.

Of the accelerated options, options on approximately 201,000 shares are held by the Company’s pilots, with the remainder held by the Company’s officers and management employees. No options held by the Company’s Chairman and CEO are covered by this action. The acceleration resulted in the early vesting of options for holders of incentive stock options under AirTran Holdings’ stock options plans.

Item 9.01 Financial Statements and Exhibits.

c)	Exhibits

	99.1)	Press release by AirTran Holdings, Inc. announcing the acceleration of vesting of stock options dated September 14, 2005.

	99.2)	Notice to executive officers of AirTran Holdings, Inc. regarding the acceleration of incentive options and acceleration of non-qualified options.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AirTran Holdings, Inc.
(Registrant)

Date: September 16, 2005	/s/ Richard P. Magurno
Richard P. Magurno
Senior Vice President, General Counsel and Secretary